Exhibit 12.2

POST APARTMENT HOMES, L.P.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DISTRIBUTIONS

(Dollars in thousands)

	Six Months Ended June 30, 2015		Year Ended December 31,
			2014		2013		2012		2011		2010
Earnings:

Income (loss) from continuing operations (1)	$39,636		$238,183		$81,122		$82,786		$24,717		$(8,002)
Equity in loss (income) of unconsolidated entities	(965)		(1,788)		(2,090)		(7,995)		(1,001)		(18,739)

Income (loss) from continuing operations before equity in loss (income) of unconsolidated entities	38,671		236,395		79,032		74,791		23,716		(26,741)

Add:
Distributions of income from investments in unconsolidated entities	1,055		2,077		2,865		3,236		1,744		1,076
Fixed charges	19,164		46,112		51,969		55,156		63,025		65,443

Deduct:
Capitalized interest	(2,219)		(3,115)		(3,962)		(5,534)		(3,000)		(6,927)
Minority interest in income of consolidated property partnerships not incurring fixed charges	—		—		—		—		—		(95)

Total Earnings (A)	$56,671		$281,469		$129,904		$127,649		$85,485		$32,756

Fixed charges and preferred distributions:

Interest expense (2)	$15,846		$40,286		$44,993		$46,419		$56,791		$54,613
Amortization of deferred financing costs	882		2,282		2,573		2,695		2,797		2,987
Capitalized interest	2,219		3,115		3,962		5,534		3,000		6,927
Rentals (3)	217		429		441		508		437		916

Total Fixed Charges (B)	$19,164		$46,112		$51,969		$55,156		$63,025		$65,443
Preferred distributions, including redemption costs	1,844		3,688		3,688		3,688		6,212		7,547

Total Fixed Charges and Preferred Distributions (C)	$21,008		$49,800		$55,657		$58,844		$69,237		$72,990

Ratio of Earnings to Fixed Charges (A / B)	3.0	x	6.1	x	2.5	x	2.3	x	1.4	x	0.5	x (4)

Ratio of Earnings to Fixed Charges and Preferred Distributions (A / C)	2.7	x	5.7	x	2.3	x	2.2	x	1.2	x	0.4	x (4)

(1)	Effective January 1, 2014, the Operating Partnership early adopted ASU 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of Entity.” Under ASU 2014-08, the Operating Partnership included gains on sales of apartment communities of $187,825 in continuing operations for the year ended December 31, 2014.
(2)	Interest expense includes interest expense for continuing and discontinued operations.
(3)	For the six months ended June 30, 2015 and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, the interest factor of rental expense is calculated as one-third of rental expense. Post Apartment Homes, L.P. believes these represent appropriate interest factors.
(4)	Post Apartment Homes, L.P. would need additional earnings of $32,687 for the years ended December 31, 2010, for the Ratio of Earnings to Fixed Charges to equal 1.0. Post Apartment Homes, L.P. would need additional earnings of $40,234 years ended December 31, 2010 for the Ratio of Earnings to Fixed Charges and Preferred Dividends to equal 1.0.